SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549


FORM 8-K


CURRENT REPORT



Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   October 13, 1994


BAUSCH & LOMB INCORPORATED
(Exact name of Bausch & Lomb as specified in its charter)


New York
(State or other jurisdiction of incorporation)

1-4105
(Commission File Number)


16-0345235
(I.R.S. Employer Identification No.)


One Chase Square, Rochester NY            14601-0054
(Address of principal executive offices)     (Zip Code)


Bausch & Lomb's telephone number, including area code:   (716) 338-6000


Inapplicable
(Former name or former address, if changed since last report).




BAUSCH & LOMB THIRD QUARTER SALES & EARNINGS



BAUSCH & LOMB REPORTS A DECLINE IN REVENUES AND NET EARNINGS FOR 1994 THIRD QUARTER


RESULTS CONSTRAINED BY REDUCTION OF DISTRIBUTOR INVENTORIES AND OTHER STRATEGIC ACTIONS



Bausch & Lomb announced on October 12, 1994 it had achieved further substantial progress in its previously disclosed efforts to reduce an imbalance in distributor inventories of traditional contact lenses and sunglasses during its third quarter ended September 24, 1994. It has also implemented new pricing and product return actions to significantly improve the competitiveness of its traditional contact lens business in the U.S., and has taken steps to exert stronger control over the distribution of Ray-Ban sunglasses in Southeast Asia. These two recent initiatives with an estimated cost of approximately $.40 per share in the last six months of 1994, were not anticipated or included in the company's discussion of its financial outlook in its Form 10-Q filed on August 9, 1994. However, the company believes these actions will contribute to an improvement in performance anticipated in 1995.

Consolidated revenues for the third quarter declined 10% to $449 million compared to $499 million in the same quarter one year ago. Upon implementation of the new actions developed in the third quarter, the company estimates it will have reduced the level of excess distributor inventories to approximately $10 million versus a level of $45 million at the end of June. Net earnings for the third quarter declined to $8 million compared to $56 million in 1993, while earnings per share were $.13 versus $.93 in the prior year. For the first nine months of 1994, sales totaled $1,372 million, 1% below the prior year's $1,386 million. Net earnings decreased to $76 million compared to $136 million for the same period in 1993, while earnings per share were $1.28 versus $2.25.

Commenting on the two businesses primarily responsible for the company's weak performance in 1994, Bausch & Lomb provided the following information:


CONTACT LENS PRODUCTS

Worldwide contact lens revenues declined $35 million or 41% from the third quarter of 1993. This decline was almost solely attributable to U.S. operations, where the company established a sales reserve of approximately $20 million in the quarter to provide for a recently planned reduction in prices for standard Optima brand contact lenses sold in glass vials to distributors and the decision to allow U.S. distributors to return the excess portion of their unsold traditional lens inventories. This new pricing policy enhances Bausch & Lomb's competitiveness in this segment of the market. Through these actions, the company will eliminate the inventory imbalance. Contact lens sales comparisons in the third quarter also reflected the absence of new product introductions and the company's decision to discontinue distributor promotions in 1994, both of which benefited U.S. lens shipments in the year-ago period.

Contact lens revenues in markets outside the U.S. increased 12% over the 1993 quarter. The Japanese and European contact lens businesses continued to improve during the period, and good demand for lenses used in planned replacement programs was experienced in Asia.


SUNGLASS PRODUCTS

Sunglass revenues declined approximately $29 million or 21% from the year-ago third quarter. Excess distributor inventories are estimated to have dropped from $25 million at the end of the 1994 second quarter to just over $10 million at September 24. The company also incurred a sales penalty estimated at more than $5 million to realign relationships with distributors in Southeast Asia. Excluding these actions, sunglass revenues would still have experienced a moderate decline from the prior year, a development which the company attributes to a global movement towards lower sunglass inventories at both wholesale and retail levels. This is in the wake of the previously announced tightening of the company's marketing and sales policies around the world. Recent data from independent market surveys and other sources confirm that the company's market shares remain strong in the U.S. and other key markets.


THIRD QUARTER RESULTS

Healthcare Segment

Consolidated healthcare segment sales for the 1994 third quarter totaled $298 million, a decline of 8% from the 1993 total of $325 million. Included in these results is the decline in U.S. contact lens revenues discussed earlier. Healthcare segment revenues for the first nine months of 1994 rose 4% to $892 million compared to $855 million for the same period a year ago.

Within the personal health sector, revenues were essentially even with results in the third quarter of 1993. Sales of contact lens care products increased 11% in response to good demand for the ReNu and Boston lines in the U.S. and Europe. Results for the personal health sector also reflected higher shipments of general eyecare products. These results were offset by a decline in oral care revenues which stemmed from lower shipments of soon-to-be discontinued models of Interplak power toothbrushes and the reduction of prices to better position Interplak products in the U.S.

In the medical sector, third quarter revenues declined by 25% from 1993. Worldwide ophthalmic pharmaceutical revenues improved 31% over the same period last year. Higher shipments of new products contributed to revenue growth of more than 25% for U.S. pharmaceutical operations in the quarter, while in the company's European pharmaceutical operations, revenues grew 37%. Medical sector revenues also benefited from increased sales of Steri-Oss dental implants, which rose more than 15% in the period, and incremental sales from the Miracle-Ear line of hearing aids, acquired in the third quarter of 1993. However, these results were more than offset by the results in the company's contact lens business discussed previously.

Revenues in the biomedical sector advanced 4% over the third quarter of last year. This progress was attributable to the effect of currency on results from operations outside the U.S.


Optics Segment

In Bausch & Lomb's optics segment, third quarter sales declined 13% to $151 million compared to $174 million in the same period in 1993. As discussed previously, worldwide sunglass revenues declined 21% from the same period in 1993. Sales of thin film coating products and services grew by more than 60% off a low base as a result of higher shipments to Europe, while sales of sports optics advanced 11%, led by strong demand for riflescopes and telescopes. During the first nine months of 1994, consolidated optics segment revenues amounted to $480 million compared to $531 million for the same period in 1993.


Operating Earnings

Total operating earnings for the most recent period declined to $21 million versus $89 million in 1993. Improved operating earnings performance was evident in the company's contact lens care, pharmaceutical, sports optics and thin film coating businesses. The contact lens sales reserve, actions to reduce distributor inventories and efforts to realign sunglass distribution in Southeast Asia significantly constrained operating earnings in the quarter.
Comparisons with the prior period were also burdened by additional expenditures for severance, underabsorbed operating costs in the contact lens and sunglass businesses, and reduced sales in product areas where management has elected to discontinue distributor promotions in 1994.


Net Earnings

Net earnings for the 1994 third quarter and nine-month periods reflected the company's operating earnings performance, and were also affected by lower premium income generated from foreign currency hedging programs and by higher financing costs, including the cost of equity financing reported with minority interest expense.


LIQUIDITY AND FINANCIAL RESOURCES

Stringent new controls on capital spending are in effect and the company is targeting a reduction in the working capital requirements of its businesses, with the expectation that the generation of free cash should improve very significantly, especially in 1995.


OUTLOOK

As reported in its October 13th press release, management expects to face another difficult sales comparison in the fourth quarter, especially in the contact lens business, where shipments were at a very high level a year ago. However, with only a $10 million imbalance in sunglass inventories still outstanding, the company's overall operating performance should show improvement from trends experienced during the third quarter. For the year in total, earnings in excess of $2.00 per share seem attainable, but the company's first priority is to strengthen its operations and complete the necessary actions to enable it to reestablish a pattern of consistent growth in the future.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, Bausch & Lomb has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


BAUSCH & LOMB INCORPORATED


Date:	October 13, 1994

By:	(Peter Stephenson)
    	Peter Stephenson
    	Senior Vice President,
    	Finance




Bausch & Lomb

STATEMENT OF EARNINGS

                            Quarter Ended       Nine Months Ended
Dollar Amounts
   in Thousands-           Sept.24,  Sept.25,   Sept.24,   Sept.25,
Except Per Share Data        1994      1993       1994       1993
- ---------------------      -------   --------   --------   --------
Net Sales:

 Healthcare               $298,281  $325,249  $  891,626 $  854,806
 Optics                    151,166   173,562     479,873    531,039
                          --------  --------  ----------  ---------
                           449,447   498,811   1,371,499  1,385,845

Costs and Expenses:

 Cost of products sold     237,599   219,992     664,360    617,607
 Selling, administrative
   and general             175,809   175,613     521,024    508,224
 Research and development   14,802    14,495      45,468     43,178
                           -------   -------   ---------  ---------
                           428,210   410,100   1,230,852  1,169,009
                           -------   -------   ---------  ---------
Operating Earnings          21,237    88,711     140,647    216,836


 Investment income          (8,553)   (1,764)    (26,434)    (9,476)
 Interest expense           10,182     7,446      29,409     24,960
 (Gain)loss from
   foreign currency         (1,084)   (2,051)     (2,222)   (10,043)
                            -------   -------     -------   --------
                               545     3,631         753      5,441
                            -------   -------     -------   --------

Earnings Before
   Income Taxes and
   Minority Interest        20,692    85,080     139,894    211,395
 Provision for income taxes  6,890    28,332      45,915     72,468
                            ------    ------     -------    -------

Earnings Before
   Minority Interest        13,802    56,748      93,979    138,927

 Minority interest
    in subsidiaries          6,113       995      17,574      3,295
                            ------    ------      ------    -------

Net Earnings              $  7,689  $ 55,753  $   76,405 $  135,632
                            ------    ------     -------    -------
                            ------    ------     -------    -------
Net Earnings
   Per Common Share       $   0.13      0.93  $     1.28 $     2.25
                            ------    ------     -------    -------
                            ------    ------     -------    -------
                                                  59,787     60,151
                                                  ------    -------
                                                  ------    -------

Average Common Shares Outstanding (000s)
